Exhibit 10.3

LSB Funding LLC 600 Steamboat Road

Greenwich, CT 06830

September 22, 2021

LSB Industries, Inc.

3503 NW 63rd Street, Suite 500 Oklahoma City, Oklahoma 73116 Attention: Mark Behrman

Re: Consents Pursuant to Section 4 of the Securities Exchange Agreement Dear Mr. Behrman:

Reference is made to the Securities Exchange Agreement by and between LSB Industries Inc., a Delaware corporation (the “Company”), and LSB Funding LLC, a Delaware limited liability company (“LSB Funding”), dated as of July 19, 2021 (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

LSB Funding hereby provides its prior written consent pursuant to Section 4.1 and Section 4.12 of the Agreement to refinance the Company’s current $435,000,000 of Indebtedness in the form of secured bonds through the incurrence by the Company and its subsidiaries of up to $500,000,000 of Indebtedness in the form of secured bonds (the “New Notes”) and all encumbrances on any assets of the Company or any of its subsidiaries associated therewith. The consent granted herein is conditioned upon the Company successfully negotiating the following terms, at a minimum, in its refinancing of the existing secured bonds:

(1)	the tenor of the New Notes runs for at least seven (7) years from the date of issuance,
(2)	the interest rate for the New Notes does not exceed six percent (6%), and
(3)

terms of the New Notes allow the Company to incur unlimited additional debt so long as the Fixed Charge Coverage Ratio (as defined in the Description of Notes in the offering memorandum for the New Notes (the “Description of the Notes”)) shall be equal to or greater than 2:1 and the Secured Leverage Ratio (as defined in the Description of Notes) does not exceed 5.5:1.

Nothing in this consent amends, modifies or waives any of the consent rights or any other provisions of the Agreement.

LSB Funding hereby consents to any and all actions required in connection with the preceding paragraph, which consent is provided for all purposes of Section 4.1 and Section 4.12 of the Agreement.

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This consent letter shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. This consent letter shall not operate as a waiver of any right, power or remedy of LSB Funding under the Agreement or affect LSB Funding’s right to demand compliance with the terms and conditions of the Agreement, except as specifically consented to hereby.

[Signature page immediately follows]

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Very truly yours, LSB FUNDING LLC

By:  /s/ Todd L. Boehly

Name:  Todd L. Boehly

Title:  Chief Executive Officer

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